Exhibit 10.2

CHANGE OF CONTROL TRANSACTION BONUS PLAN

FOR EXECUTIVE AND MANAGEMENT EMPLOYEES

OF

DYADIC INTERNATIONAL, INC.

ADOPTED NOVEMBER 15, 2007

Background

Dyadic International, Inc. (the "Company") recognizes that its executive and management employees are essential to the Company's past and continued management, operation, value and success. More specifically, the Company recognizes that the employees who are eligible to participate in this Plan (the "Managers" and, individually, a "Manager") make a significant contribution to the management, operation, value and success of the Company. In recognition of this fact, the Company desires to adopt this Change of Control Transaction Bonus Plan (the "Plan"), the purpose of which is to enable the Company to retain the Managers' services and to incentivize their continued service and performance, during a period when the Company is encountering certain distressful circumstances and is exploring a potential sale, business combination or restructuring. The Company has determined that it is in the best interests of the Company to provide for the following arrangements with the Managers. These arrangements provide for compensation to be paid to the Managers who participate, upon the occurrence of certain events as described herein.

Plan

In consideration of the foregoing and a Manager's continued services with the Company, and intending to be legally bound, the Company adopts the following Plan on the terms and subject to the conditions set forth below:

1.  Participation and Maximum Aggregate Amount of Change of Control Transaction Bonuses. All full time Managers of the Company whose annual base salary is equal to or greater than $115,000 are eligible to participate in this Plan. The Chief Executive Officer of the Company shall recommend to the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") which Managers shall participate in this Plan. Upon such recommendation, the Compensation Committee shall determine, in its sole discretion, whether to admit any such Manager as a participant in this Plan. Once the Compensation Committee has admitted a Manager as a participant in this Plan, the Company's Chairman of the Board or other designated officer shall communicate the admission and decision to such Manager. The aggregate amount of Change of Control Transaction Bonuses that may be paid to all Managers under this Plan by the Company is $625,000.

2.  Change of Control Transaction Bonus; Severance Payment Provisions.

(a)       If a Manager participant (i) is employed by the Company on the Closing Date (as defined in Section 3(c) below) and (ii) either (A) continues to be employed by the Company for fifteen (15) calendar days after the Closing Date, or (B) is terminated by the Company without Cause or terminates his or her employment with the Company for Good Reason during such 15 calendar day period, such Manager will be entitled to receive from the Company a cash bonus (the "Change of Control Transaction Bonus") equal to fifty percent (50%) of the annual base salary of such Manager in effect immediately prior to such Closing Date or termination. The Change of Control Transaction Bonus shall be paid to the Manager, after withholding of all federal, state or local income or payroll taxes or any other amounts that the Company is required by applicable law to withhold from such payments. Payment of the Change of Control Transaction Bonus shall be made no later than the 5th business day after the 15 calendar day period described above.

(b)  The Change of Control Transaction Bonus payable pursuant to this Plan shall be reduced (but not below zero) by any bonus or similar payments (other than severance payments) required to be paid by the Company pursuant to any agreement with the Company, where such bonus or similar payments are triggered or become due or payable as a result of the occurrence of the same actions, events or transactions that caused the Change of Control Transaction Bonus to be and become payable pursuant to this Plan.

(c)  The Change of Control Transaction Bonus provisions of this Plan are in lieu of any discretionary bonus or any other bonus plan or bonus payment (other than severance payments) that a Manager might be entitled to or paid for any reason by the Company, and the Manager shall not be paid any such bonus after the Effective Date. Each Manager's participation in the Plan is conditioned upon this provision.

(d)  In addition to the Change of Control Transaction Bonus described in Section 2(a), the Manager shall continue to be entitled to any and all severance payments which are provided in such Manager's employment agreement with the Company.

(e)  If there is a Change of Control Transaction and, within 60 calendar days of the Closing Date of such transaction, the Manager's employment with the Company is terminated without Cause or the Manager terminates his employment with the Company for Good Reason, the Manager shall be relieved and released, without the necessity of any further action on the part of the Company, from any non-competition provision, covenant not to compete provision, and any non-solicitation of customer(s) provision contained in such Manager's employment agreement with the Company; provided, however, that any other provisions including, without limitation, those related to ownership and assignment of propriety rights, confidentiality obligations and non-solicitation and no-hire of employee provisions, shall remain in full force and effect.

3.  Definitions. As used in this Plan, the following terms shall have the following meanings:

(a)  "Cause" means any (i) breach by a Manager of any written agreement with the Company, (ii) violation of any Company procedure or policy (including any of the same contained in the Company's Employee Handbook), (iii) failure or refusal by a Manager to perform the assigned duties of his employment by the Company to the Company's reasonable satisfaction, which, if capable of being remedied, is not remedied to the Company's satisfaction within five (5) days after receipt of written notice from the Company or (iv) conviction of a Manager of a felony involving moral turpitude.

(b)  "Change of Control Transaction" means (i) a sale of all or substantially all of the assets of the Company, (ii) a sale of all or substantially all of the intellectual property assets owned by the Company, (iii) the acquisition by any person or group acting in concert in a transaction or series of transactions of shares representing in the aggregate 50.1% or more of the combined voting power of the securities of the Company, or (iv) a merger, consolidation, business combination or recapitalization of the Company as a result of which the shareholders of the Company immediately prior to such merger, consolidation, business combination or recapitalization do not, immediately after such merger, consolidation or business combination, "beneficially own" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) shares representing in the aggregate 50.1% or more of the combined voting power of the securities of the Company (or corporations or other entities issuing cash or securities in the merger, consolidation, business combination or recapitalization).

(c)  "Closing" means the closing and consummation of a Change of Control Transaction.

(d)  "Closing Date" means the date on which the Closing occurs.

(e)  "Good Reason" means a voluntary termination of the Manager's employment by the Manager within 30 days following the occurrence of any of the following events: (i) the Company's assignment to the Manager of duties materially inconsistent with the Manager's position, authority, duties or responsibilities as they exist as of the Effective Date which results in a diminution of the Manager's position, excluding for this purpose any insolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within two (2) business days after the receipt of written notice thereof by the Manager; (ii) the Manager's annual base salary is reduced below the amount of the Manager's annual base salary in effect as of the Effective Date; (iii) the Manager is required by the Company to relocate the Manager's principal place of employment outside a 50 mile radius of such Manager's current principal place of employment; or (iv) the failure of the Company or its legal successor-in-interest to comply with any of the material terms or provisions of this Plan or the economic or financial provisions of the Manager's employment agreement with the Company, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within two (2) business days after the receipt of written notice thereof by the Manager.

4.  Interpretation of Plan; Compensation Committee Authority. Subject to Section 5 below, the Compensation Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any payment (or offset or reduction of payment) issued or paid or to be issued or paid under the Plan (and to determine the form and substance of all agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 5 below, all decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be made in the Compensation Committee's sole discretion and shall be final and binding upon all persons, including the Company and the Managers.

5.  Amendment and Termination. The Compensation Committee may at any time, and from time to time, amend, alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance thereof shall be made which would impair the rights of a Manager under the Plan theretofore accrued and vested hereunder, without the Manager's consent.

6.  Term of Plan. The Plan shall be effective as of November 15, 2007 (the "Effective Date"). Unless terminated sooner by the Compensation Committee, the Plan shall continue to remain effective until September 30, 2008.

7.  General Provisions.

(a)  Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Manager by the Company, nothing contained herein shall give any such Manager any rights that are greater than those of a general unsecured creditor of the Company.

(b)  Termination for Cause. Except as otherwise expressly provided in a separate written agreement between the Company and a Manager, the Compensation Committee may, in the event a Manager's employment with the Company is terminated for Cause, annul any right under the Plan to such Manager and, in such event, the Compensation Committee, in its sole discretion, may require such Manager to return to the Company any payment which was realized or obtained by such Manager at any time during the term of the Plan and the Manager agrees to return any such payment to the Company.

(c)  No Right of Employment. Nothing contained in the Plan shall be deemed to confer upon any Manager any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any Manager at any time.

(d)  Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida (without regard to choice of law provisions).

(e)  Other Benefit Plan. Any right under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

(f)  Non-Transferability. No right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbered or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be null and void.

(g)  Conflicts. If any of the terms or provisions of the Plan conflict with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Sections 162(m) of the Code. Additionally, if the Plan does not contain any provision required to be included herein under Sections 162(m) of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein.

AS ADOPTED, APPROVED AND AUTHORIZED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF DYADIC INTERNATIONAL, INC. ON NOVEMBER 15, 2007